OFFICE BUILDING LEASE

By and between

SEQUOIA INVESTMENTS XIV, LLC

as Landlord

and

WILLING HOLDING, INC.

as Tenant

Date: Feb. 27, 2008

OFFICE BUILDING LEASE

EXHIBIT “A”–	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT “B”–	SKETCH OF PREMISES
EXHIBIT “C”–	RULES AND REGULATIONS
EXHIBIT “D”–	TENANT IMPROVEMENTS
EXHIBIT “E”–	COMMENCEMENT DATE LETTER

BASIC LEASE INFORMATION RIDER

1. Landlord: Sequoia Investments XIV, LLC, an Alaska limited liability company.

2. Tenant: WILLING HOLDING, INC., a Florida corporation

3. Building: The Hickory Building located at 3 Centerview Drive, Greensboro, North Carolina 27407. The Building is located within the office project known as Meadowview Crossing (“Building Project”).

4. Premises: Suite No. 240 on the second floor of the Building, as shown on the sketch attached as EXHIBIT “B”.

5. Rentable Area of the Premises: 1,242 square feet, which includes an add-on factor for common areas in the Building and which the parties conclusively agree is final and correct and not subject to challenge or dispute by either party.

6. Commencement Date: Is defined in EXHIBIT “D”.

7. Lease Term: A term commencing on the Commencement Date and continuing for thirty-six (36) full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.

8. Base Rent: The amounts set forth in the chart below. The Base Rent is a flat amount and has not been calculated on a rate per square foot of space in the Premises.

Period	Monthly Base Rental	Period Base Rental

04/01/08 - 03/31/09	$1,242.00	$14,904.00

04/01/09 - 03/31/10	$1,279.26	$15,351.12

04/01/10 - 03/31/11	$1,317.64	$15,811.65

9. Allocated Share: 2.51% of the Building. This share is a stipulated percentage, which the parties conclusively agree is final and correct and not subject to challenge or dispute by either party and which shall be revised only if either the area of the Premises, the area of the Building, and/or the area of the Building Project are changed after the Date of this Lease pursuant to the terms of this Lease.

10. Security Deposit: $1,242.00 as that amount may be increased or decreased from time to time pursuant to the terms of this Lease.

11. Tenant’s Notice Address: 3 Centerview Drive, Suite #240, Greensboro, NC 27407 from and after the Commencement Date.

12. Landlord’s Notice Address: Sequoia Investments XIV, Inc., PO Box 1028, Eureka, CA 95502-1028 with a copy to the building management office at 2211 W. Meadowview Road #100, Greensboro, NC 27407, attention: On-Site Property Manager.

13. Landlord’s Payment Address: Sequoia Investments XIV, LLC, c/o Security National Master Holding PO Box 405411, Atlanta, GA 30384-5411.

14. Tenant’s Broker: CB Richard Ellis

15. Landlord’s Broker: Security National Master Manager, LLC

16. Guarantor:     N/A     and any other party who subsequently guarantees all or any part of Tenant’s obligations under this Lease.

17. Right of First Offer:

          A. From and after the Commencement Date and thereafter during the Term (excluding any holdover period), so long the Lease is in full force and effect and no Event of Default has occurred, and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default either at the time of the Offer Notice (as defined below) or as of the effective date of the proposed expansion of the Premises to include the Offer Space as set forth herein, Landlord hereby grants to Tenant a one-time right of offer first notice (the “Right of OfferNotice”) to expand the Premises to include that portion of the Building set forth on Exhibit B-1 (the “Offer Space”) when it “becomes available,” subject to the terms and conditions set forth herein and subject and subordinate to prior rights of other tenants.

          B. After any part of the Offer Space has or will “become available” (as defined herein) for leasing by Landlord, Landlord shall not lease to a third-party tenant the Offer Space without first offering (the “Offer”) Tenant the right to lease such Offer Space as set forth herein. The Offer Space shall be deemed to “become available” when Landlord intends to lease all or a portion of the Offer Space. Notwithstanding the foregoing sentence, the Offer Space shall not be deemed to “become available” if the space is assigned or subleased by the current tenant of the space, is re-let by the current tenant of the space by renewal, extension, or renegotiation or is subject to the expansion rights of any other tenant existing prior to the date of this Lease. The Offer shall contain (i) a description of the Offer Space and an attached floor plan that shows the Offer Space; (ii) the date on which Landlord expects the Offer Space to become available; (iii) the increase in Tenant’s operating expense percentage, (iv) the amount of Base Rent attributable to the Offer Space, which shall include an amortization component for any tenant improvement allowance included within the OfferNotice pursuant to subsection (v) below, (v) the terms for any available tenant improvement allowance, if any, (vi) the amount of increase in Tenant’s security deposit, and (vii) such other terms as may be acceptable to Landlord. Upon receipt of the OfferNotice, Tenant shall have the right, for a period of five (5) calendar days after receipt of the OfferNotice, to exercise the Right of Offer First Notice by giving Landlord written notice that Tenant desires to lease the Offer Space (but not any lesser portion) upon the same terms and conditions contained in this Lease, as modified by the terms of the OfferNotice; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the OfferNotice. Time is of the essence with respect to the foregoing. Unless otherwise stated in the OfferNotice, the term of the Lease with respect to the Offer Space shall be coterminous with the Term of the Lease and shall be leased to Tenant in its “as-is” condition.

          C. If, within such five (5)-day period, Tenant exercises the Right of OfferFirst Notice, then Landlord and Tenant shall amend the Lease to include the Offer Space subject to the same terms and conditions as the Lease, as modified by the terms and conditions of the OfferNotice; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the OfferNotice. If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each Guarantor’s guaranty, in form and substance acceptable to Landlord.

          D. If, within such five (5)-day period, Tenant declines or fails to exercise the Right of OfferFirst Notice, Landlord shall then have the right to lease the Offer Space in portions or in its entirety to any third party or parties without regard to the restrictions in this Right of Offer First Notice and on whatever terms and conditions Landlord may decide in its sole discretion. If Tenant so declines or so fails to exercise, this Right of Offer First Notice shall terminate and shall be of no further force and effect, and Tenant shall have no further Right of Offer First Notice on the Offer Space.

          E. Tenant’s Right of Offer First Notice hereunder shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant’s interest in this Lease is assigned or any portion of the Premises is sublet, (iii) Tenant fails to timely exercise its option hereunder, time being of the essence with respect to Tenant’s exercise thereof, (iv) Tenant rejects Landlord’s determination of the Prevailing Rental Rate, or (v) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease.

          F. In the event Tenant elects to expand pursuant to the terms and conditions outlined above, Landlord will amend the lease without penalty us long as tenant is in good standing.

GLOSSARY OF DEFINED TERMS

In addition to terms defined in the Basic Lease Information or in the body of this Lease or the exhibits and riders attached hereto, the following terms shall have the following meanings:

          1. “ADA” shall mean the Americans with Disabilities Act of 1990 and all similar present or future laws, together with all regulations promulgated under any of the laws.

          2. “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including the Tenant Improvements.

          3. “Bankruptcy Code” shall mean the Bankruptcy Code of 1978, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor statute.

          4. “Building Standard” shall mean the type, brand, grade, or quality of materials Landlord designates from time to be the minimum quality to be used in the Building Project or, as the case may be, the exclusive type, brand, grade, or quality of material to be used in the Building Project.

          5. “Business Days” shall mean all days other than Saturdays, Sundays, or Legal Holidays.

          6. “Date of this Lease” shall mean the date when the last one of the Landlord and Tenant has signed this Lease.

          7. “Emergency” shall mean the threat of imminent injury or damage to persons or property or the imminent imposition of a civil or criminal fine or penalty.

          8. “Environmental Laws” shall mean all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Building Project and/or the Premises or the activities conducted on the Building Project and/or the Premises.

          9. “Legal Holidays” shall mean New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.

          10. “Maximum Rote” shall mean the highest rate of interest permitted to be charged by applicable law.

          11. “Normal Business Hours” shall mean 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday, Legal Holidays excluded.

          12. “Parking Areas” shall mean the areas available for automobile parking in connection with the Building Project as those areas may be designated by Landlord from time to time (See Article 34).

          13. “Parking Ratio” shall mean the number of parking spaces for each 1,000 rentable square feet of space in the Premises from time to time as specified by the zoning and land use regulations applicable to the Building Project. As of the Date of this Lease, the Parking Ratio is 4.60 parking spaces per 1,000 rentable square feet.

          14. “Prime Rate” shall mean the per annum interest rate as published in the Wall Street Journal from time to time as the “prime rate”.

          15. “Property” shall mean the land legally described in EXHIBIT “A”.

          16. “Rules and Regulations” shall mean the rules and regulations for the Building Project promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “C”.

          17. “Substantial Completion” shall mean the date that a Certificate of Occupancy or its equivalent is issued by the appropriate local governmental entity concerning the Tenant Improvements, or, if no Certificate of Occupancy will be issued for the Tenant Improvements, the date on which the Tenant Improvements are substantially completed so that Tenant may use them for their intended purpose, notwithstanding that minor punchlist items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed

          18. “Tenant Improvements” shall have the definition set forth in EXHIBIT “D”, if applicable.

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. Subject to and upon the terms and conditions of this Lease, including the terms of the Basic Lease Information Rider attached to the front of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises. Landlord and Tenant covenant and agree:

1. TERM:

          1.1 General. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date. If Landlord so requests. Tenant shall execute promptly a letter, substantially in the form of EXHIBIT “E”, confirming the Commencement Date and the expiration date of this Lease.

          1.2 Delay in Delivery. If the Commencement Date is delayed or Landlord is unable to deliver possession of the Premises on the Commencement Date by reason of the holding over of any prior tenant, delay caused by any alteration or construction work, or for any other reason not attributable to fault on the part of Landlord, Landlord shall not be liable for any damages to Tenant as a result of the delay.

          1.3 Possession Before Commencement Date. Tenant shall observe and perform all of its obligations under this Lease from the earlier to occur of the date that the Premises are delivered to Tenant for the purpose of commencement of the Tenant Improvements or the date Tenant otherwise takes possession of the Premises, except that Tenant shall not be required to pay Base Rent or Operating Costs for any period before the Commencement Date. However, Tenant shall pay for all utilities and services consumed by or on behalf of Tenant before the Commencement Date.

2. USE: Tenant shall continuously use and occupy the Premises only for general office purposes directly related to Tenant’s business as a company acquisition group and not for any other business or purpose whatsoever.

3. RENT:

          3.1 Base Rent. Tenant shall pay to Landlord in lawful United States currency the Base Rent. Upon the execution of this Lease by Tenant, Tenant shall pay to Landlord the installment of Base Rent for the first month of the Lease Term. All Base Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term. Rent payments for any fractional month shall be prorated appropriately.

          3.2 Additional Rent. All monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as “Additional Rent”. Except as otherwise provided, all Additional Rent payments are due within ten days after delivery of an invoice.

          3.3 General. The term “Rent” when used in this Lease shall include Base Rent and all forms of Additional Rent. All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

4. TAXES ON RENT: Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed by the United States of America, the State in which the Premises are located, or any political subdivision of them, on any form of Rent due under this Lease, or in substitution for any Rent, notwithstanding the fact that the law imposing the tax may endeavor to impose it on Landlord.

5. ASSIGNMENT OR SUBLETTING: Tenant may not assign this Lease or sublease all or any portion of the Premises, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole, arbitrary discretion without regard to any reasonableness standard. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise, and whether accomplished in one transaction or a series of related transactions) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent.

6. INSURANCE:

          6.1 Tenant’s Insurance. Tenant shall, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for my purpose, obtain and keep in full force and effect at all times thereafter the following insurance coverages relating to the Premises:

                    6.1.1 Commercial General Liability. Commercial general liability insurance written on an occurrence basis and containing coverage at least as broad as that provided under the then most current Insurance Services Office (ISO) form which provides the broadest coverage. The insurance coverage shall have an initial limit of not less than $1 million per occurrence and a $2 million general aggregate limit, which coverage limits may be included in Tenant’s umbrella coverage so long as the individual limits required above are available at all times for the Premises.

                    6.1.2 Property. ISO causes of loss-special form property insurance covering all of Tenant’s Property, and flood insurance (if required by Landlord, any mortgagee of the Building Project, or any governmental authority) in an amount adequate to cover 100% of the replacement costs, without co-insurance.

                    6.1.3 Workers’ Compensation. Workers’ compensation insurance in the amount required by law and employer’s liability coverage of $1 million per occurrence and covering all persons employed, directly or indirectly, in connection with Tenant’s business or the Tenant Improvements or any future Alterations.

                    6.1.4 Other Insurance; Increase in Limits. Such other insurance as may be carried on the Premises and Tenant’s operation of the Premises, as may be reasonably required by Landlord so long as such coverage is then being generally required by landlords of similar properties in the metropolitan area where the Building Project is located. At any time, and from time to time during the Lease Term, Landlord may notify Tenant that the limits of the commercial general liability insurance must be increased so long as the limits are in keeping with the limits of coverage then being required generally by landlords of similar properties in the metropolitan area where the Building Project is located.

          6.2 Construction. Before any Alterations are undertaken by or on behalf of Tenant, Tenant shall obtain and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises to obtain and maintain, at no expense to Landlord, special form builder’s risk insurance in the amount of the replacement cost of the applicable Alterations, automobile and commercial general liability insurance (including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage coverage, and contractor’s protective liability) written on an occurrence basis with a minimum limit of $1 million per occurrence limit, $2 million general aggregate limit, which limits may be accomplished by means of an umbrella policy.

          6.3 Insurance Requirements. All insurance policies shall be (a) in form reasonably satisfactory to Landlord; and (b) written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” and authorized to engage in the business of insurance in the State in which the Premises are located. The commercial general liability insurance policies shall name Landlord, Sequoia Investments XIV, LLC, and Landlord’s directors, officers, partners, agents, employees, as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without thirty days’ advance notice to Landlord. The minimum limits of insurance specified in this article shall in no way limit or diminish Tenant’s liability under this Lease. Tenant shall furnish to Landlord, not less than fifteen days before the date the insurance is first required to be carried by Tenant, and thereafter at least fifteen days before the expiration of each policy, a certificate of insurance (on ACORD 27 or other form acceptable to Landlord), and such other evidence as Landlord may reasonably request (including a copy of Tenant’s policies), demonstrating the increased coverages required are in full force and effect.

          6.4 Waiver of Right of Recovery and Subrogation. Except as set forth below, Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims and rights of recovery of any kind that they may have against the other or the other’s employees, agents, or contractors, and against every other tenant in the Building Project who shall have executed a waiver similar to this one, as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), which claims are of a type or character covered by the property, rental income, business income, or extra expense insurance described in this Lease, or other property insurance that either party may carry at the time of an occurrence, and the party incurring such loss agrees to look solely to the proceeds (if any) of its previously mentioned policy of insurance or to its own assets, and such party shall have no right of recovery (regardless of the extent of such insurance coverage) against he released parties mentioned above, and no third party shall have any right by way of assignment or subrogation. If a party fails to obtain the insurance coverage required by this Lease, this waiver shall nonetheless apply fully if the damages or claims would have been covered if the required insurance was in place. Landlord and Tenant shall each, on or before the earlier of the

Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the property, rental income, and business interruption insurance maintained by it for the Building Project and the property located in the Building Project. The foregoing waiver shall “?” apply to any deductible, as if the same were a part of the insurance recovery. This section shall not apply to claims for damages or less than $1,000 or to claims for personal injury or wrongful death.

          6.5 Landlord’s Insurance. Landlord shall maintain fire and extended coverage insurance on the Building Project in an amount not less than 80% of the replacement cost of the Building Project and commercial general liability insurance relating to the Building Project and its appurtenances in an amount not less than $3 million per occurrence.

7. DEFAULT:

          7.1 Events of Default. Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent when due and does not cure such failure within five business days after Landlord’s notice (a “Monetary Default”); or (b) Tenant fails to perform any other covenant or agreement of this Lease or the Rules and Regulation and does not cure such failure within thirty days after notice from Landlord (or if such failure is not susceptible to cure within thirty days, such longer period, not to exceed a total of ninety days, as may be reasonably necessary to cure such failure, provided Tenant promptly commences the cure and diligently pursues it to completion as soon as reasonably possible) or any Guarantor defaults under any guaranty of this Lease; or (c) Tenant or any Guarantor or surety for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes a general assignment for the benefit of creditors or lakes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor or surety; or (d) a receiver or trustee in bankruptcy is appointed for the Tenant’s property and the appointment is not vacated and set aside within sixty days from the date of the appointment; or (e) Tenant, before the expiration of the Lease Term, and without the written consent of Landlord, vacates the Premises or abandons possession of the Premises; or (f) the leasehold estate granted to Tenant by this Lease is taken on execution or other legal process (with each of items (b) through (f) being referred to herein as a “Nonmonetary Default”). Monetary Defaults and Nonmonetary Defaults are sometimes both referred to in this Lease as an “Event of Default.”

          7.2 Remedies. Upon the occurrence of any Monetary Default or Nonmonetary Default, Landlord may exercise all or any of the following remedies:

                    (a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice;

                    (b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the expiration date of the Lease Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the State in which the Building Project is located, who has at least ten years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Lease Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Lease Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and bow that would affect vacancy and rental rates during the period equal to the remainder of the Lease Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, costs of alterations and remodeling, commissions and reasonable attorneys’ fees actually incurred at hourly rates without reference to statute, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

                    (c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (except to the extent required by then-applicable law Landlord shall have no obligation to attempt to re-let the Premises or any part thereof). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

                    (d) as and to the extent permitted by then-applicable law, allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

                    (e) pursue such other remedies as are available at law or in equity.

          7.3 Landlord’s Right to Perform. Upon the occurrence of any Nonmonetary Default, Landlord may perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees actually incurred at hourly rates without reference to statute, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within five days of rendition of a bill or statement to Tenant therefor. If the Lease Term shall have expired at the time of the making of the expenditures or incurring of the obligations, the sums shall be recoverable by Landlord as damages.

          7.4 Jurisdiction and Venue. Any legal action or proceeding arising out of or in any way connected with this Lease shall be instituted in a court (federal or state) located in the county where the Building Project is located, which shall be the exclusive jurisdiction and venue for litigation concerning this Lease.

          7.5 Late Charges. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payment; or (b) $250.

          7.6 Interest. All payments due Landlord under this Lease shall bear interest from the due date until the date received by landlord at the lesser of: (a) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (b) the Maximum Rate.

          7.7 Limitation of Remedies; Exculpation. Tenant waives all claims against Landlord under this Lease based on or for the loss of business or profits or other consequential damages or for punitive or special damages of any kind, regardless of the cause, and, except as specifically provided in this Lease, Tenant waives all rights to terminate this Lease. None of Landlord’s officers, employees, agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease. Tenant shall look solely to Landlord’s interest in the Building Project for the satisfaction of any right or remedy of Tenant under this Lease, or for the collection of any judgment. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant unless Landlord shall have first received notice of Tenant’s claim and shall have failed to cure it after having been afforded a reasonable time to do so, which in no event shall be less than thirty days.

          7.8 Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in Monetary Default. The grace periods set forth in this article shall not apply to the application of this presumption. In the event of an abandonment, Landlord shall have the right to immediately retake possession of the Premises without legal process.

8. ALTERATIONS: Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be arbitrarily withheld. However, Landlord will not unreasonably withhold or delay consent to nonstructural interior Alterations, provided that they do not affect utility services or plumbing and electrical lines or other systems of the Building Project, are not visible from outside the Premises, and do not require other alterations, additions, or improvements to portions of the Building Project outside the Premises. If Landlord consents to any Alterations, Tenant must perform all such Alterations in a good and workmanlike manner, in accordance with all applicable laws, permits and other legal requirements and all of Landlord’s rules and regulations governing construction projects, and Tenant (or its contractors) must maintain all insurance reasonably required by Landlord. Landlord, or its agent or contractor, may supervise the performance of any Alterations, and, if so, Tenant shall pay to Landlord an amount equal to 7.5% of the cost of the work.

9. LIENS: The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for improvements to or other work performed in the Premises by or on behalf of Tenant. Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees actually incurred at hourly rates without reference to statute, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens for improvements to or other work performed in the Premises by or on behalf of Tenant.

10. ACCESS TO PREMISES: Except in the event of an emergency or to perform janitorial services or repair obligations (in which case no notice shall be required) Landlord and persons authorized by Landlord shall have the right to enter the Premises at all reasonable times upon reasonable oral notice. If reasonably necessary for the protection and safety of Tenant, Landlord may temporarily close the Premises to perform repairs, alterations, or additions to the Building Project, provided that Landlord shall use reasonable efforts to perform all such work after Normal Business Hours. Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord’s interest in the Premises during Normal Business Hours. During the last year of the Lease Term, Landlord or its agents may exhibit the Premises to prospective tenants during Normal Business Hours.

11. BUILDING PROJECT AND COMMON AREAS:

          11.1 Definition of Common Areas. The “Common Areas” of the Building Project include such areas and facilities as a lobby, delivery facilities, walkways, common corridors, landscaped and planted areas, parking facilities, elevators, stairways, and public restrooms. Landlord shall operate, manage, equip, light, repair, and maintain the Common Areas. Landlord may, at any time and from time to time, without the same constituting an actual or constructive eviction, and without otherwise incurring any liability to Tenant, increase, reduce, or change the number, type, size, location, elevation, nature, and use of any of the Common Areas, make improvements, alterations, or additions to the Building Project, remove or change the arrangement and/or location of entrances or passageways, corridors, elevators, stairs, public restrooms, or other public parts of the Building Project, and change the name or number by which the Building Project is known. Landlord may also temporarily close the Common Areas to make repairs.

          11.2 Tenant’s Rights. As long as Tenant is entitled to possession of the Premises, Tenant shall have a nonexclusive right, in common with Landlord, the other tenants of the Building Project, and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas, subject to the terms of this Lease and the Rules and Regulations. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas and any such grant shall not be deemed an infringement on any rights granted to Tenant under this Lease or otherwise.

          11.3 No Implied Rights. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Building Project.

          11.4 Rules and Regulations. Tenant shall conform to the Rules and Regulations. No failure of Landlord to enforce any Rules and Regulations against any other tenant shall be deemed a default by Landlord under this Lease, or excuse compliance with the Rules and Regulations by Tenant.

12. CASUALTY DAMAGE: If any material portion of the Building or Building Project shall be damaged, whether or not the Premises shall have been damaged by the casualty (any damage that would cost in excess of $50,000.00 to repair being deemed material), Landlord may, within ninety days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and/or Building Project and the Premises (excluding Tenant’s Property) to substantially the same condition they were in immediately before the happening of the casualty.

13. CONDEMNATION: If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date upon which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but Rent shall abate in proportion to the portion of the Premises condemned.

14. REPAIR AND MAINTENANCE:

          14.1 Landlord’s Obligations. Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, the roof of the Building, the outside walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, and HVAC systems servicing the Building (subject to the exclusions set forth in Section 19.6). However, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Additionally, Landlord shall replace the building standard fluorescent light tubes in the Premises.

          14.2 Tenant’s Obligations. Except as provided in the Landlord’s Obligations section of this article, Landlord shall have no maintenance obligation concerning the Premises and no obligation to make any repairs or replacements, in, on, or to the Premises Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, and maintenance of the Premises, including all improvements, throughout the Lease Term, except to the extent expressly set forth in the Landlord’s Obligations section of this article. Tenant shall maintain the Premises in good repair and in a clean, attractive, first class condition.

15. ESTOPPEL CERTIFICATES: Tenant, within ten days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises or the Building, or any potential purchaser of the Premises or the Building a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

16. SUBORDINATION: This Lease is and shall be subject and subordinate to any ground, overriding, or underlying leases and the rights of the landlords under those leases and to all mortgages that may now or hereafter affect the leases or the Building Project, and to all renewals, modifications, consolidations, replacements, and extensions of the leases and mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute and deliver promptly such instruments of subordination as such mortgagee may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord and shall elect not to terminate this Lease, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. Any holder of a mortgage which includes the Premises may elect, by notice to Tenant, to make this Lease, and the rights of Tenant hereunder, to be superior to its mortgage.

          16.1 Notice to Mortgagee: After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder at the address as specified in said notice (as it may from time to time be changed), and such holder is given the opportunity to cure Landlord’s defaults within a reasonable time after such notice (including a reasonable time to obtain possession of the premises).

          16.2 Assignment of Rents: If Landlord assigns Landlord’s interest in this Lease or the rents payable hereunder, conditional in nature or otherwise, to the holder of a mortgage on property which includes the Premises, Tenant agrees the acceptance of such assignment by the holder of such mortgage shall never be treated as an assumption of any of the obligations of Landlord hereunder. Any such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Building. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser.

17. INDEMNIFICATION: Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors (the “Indemnified Parties”) from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees actually incurred at hourly rates without reference to statute) resulting from claims by third parties and based on any acts or omissions (specifically including negligence and the failure to comply with this Lease) of the indemnitor, its employees, agents, and contractors in connection with the Building Project and only to the extent caused in whole or in part by acts or omissions of the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the Indemnified Parties. Tenant’s indemnity of Landlord and Landlord’s Indemnified Parties shall also cover any matter arising out of events that occur in the Premises, regardless of the cause, unless covered by Landlord’s indemnity pursuant to the preceding sentence. The indemnitor shall have the right to assume the defense of any claim covered by this indemnity on behalf of both itself and the Indemnified Parties, provided that the lawyers selected by the indemnitor to handle the defense are reasonably satisfactory to the Indemnified Parties and the representation will not result in a conflict of interest for the lawyers. The Indemnified Parties may not settle any claim covered by this Indemnification article without the consent of the indemnitor. When any claim is caused by the joint acts or omissions of the indemnitor and the Indemnified Parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability. This Indemnification article shall not be construed to restrict, limit, or modify either party’s insurance obligations under this Lease. Either party’s compliance with the insurance requirements under this Lease shall not restrict, limit, or modify that party’s obligations under this Indemnification article.

18. NO WAIVER: The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver and, no waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Rent after default on the part of Tenant shall not be deemed to operate as a waiver of any then existing default by Tenant. No act of Landlord (including acceptance of keys) shall be deemed an acceptance of a surrender of the Premises and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord.

19. SERVICES AND UTILITIES:

          19.1 Services Furnished. During the Lease Term and as long as Tenant is entitled to possession of the Premises, Landlord shall furnish the following services: (1) air conditioning and heating in season during Normal Business Hours; at other times, air conditioning and heating will be furnished at a building standard charge (payable by Tenant to Landlord upon invoice) and on building standard terms relating to advance notice, minimum hours, minimum zones, and other matters; (2) janitorial and general cleaning services on Business Days; (3) passenger elevator service to all floors of the Building; (4) reasonable amounts of cold running water to lavatories and toilets in or appurtenant to the Premises; and (5) electricity for the purposes of lighting and general office equipment use in amounts consistent with building standard electrical capacities.

          19.2 Excess Services. Landlord reserves the right to charge Tenant the reasonable cost, based on usage, of providing electricity, janitorial service, water/sewage or any other service to the Premises to the extent Tenant’s usage exceeds the normal amounts of such services generally used by tenants in the Building Project, as reasonably determined by Landlord, and if Tenant uses any such services beyond Normal Business Hours.

          19.3 Electrical Utility Provider. Landlord may at any time and from time to time during the Lease Term elect to change the company or companies providing electricity service.

          19.4 Interruption of Services. In no event shall Landlord be liable for damages resulting from the failure to furnish HVAC, elevator, water, janitor, or other service, and, unless caused by the gross negligence or intentional acts of Landlord, any interruption in services or failure to provide services shall in no manner constitute an eviction of Tenant or entitle Tenant to abatement of any Rent due under this Lease.

          19.5 Access Systems. If at any time during the Lease Term the Building Project has any type of card access system for the Parking Areas or the Building, Tenant shall purchase access cards for all occupants of the Premises from Landlord at a building standard charge and shall comply with building standard terms relating to access to the Parking Areas and the Building.

          19.6 Exclusions. The services to be provided by Landlord under the terms of this Lease shall not include any maintenance or replacement of non-standard Building items such as kitchen or breakroom fixtures and appliances (including but not limited to disposals, sump pumps, dishwashers, water heaters, refrigerators and icemakers), special air conditioning or heating units, and card access systems or special facilities such as showers. All costs for the maintenance or replacement of such items shall be the obligation of Tenant.

20. SECURITY DEPOSIT: The Security Deposit shall be paid to Landlord on the Date of this Lease as security for Tenant’s full and faithful performance of this Lease including the payment of Rent. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for interest on the Security Deposit. Landlord may use, apply, or retain the whole of any part of the Security Deposit to the extent required for the payment of any Rent or for any sum that Landlord may be required to expend by reason of Tenant’s default under any of the provisions of this Lease. If Landlord uses, applies, or retains the whole or any part of the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five days after notification from Landlord of the amount due. In the event of a sale, lease, or encumbrance of the Building Project or any part of the Building Project, Landlord shall have the right to transfer the Security Deposit to the purchaser, landlord, tenant, or mortgagee and if the Security Deposit is transferred, Landlord shall thereafter be relieved from any liability concerning the Security Deposit. If Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord under the terms of this Lease shall be returned to Tenant within forty-five days after the expiration of the Lease Term and after Tenant’s delivery of possession of the Premises to Landlord.

21. GOVERNMENTAL REGULATIONS AND INSURANCE REQUIREMENTS:

          21.1 Tenant to Comply. Tenant shall promptly comply with all laws, orders, and regulations of all county, municipal, state, federal, and other applicable governmental authorities, including the Environmental Laws, and all recorded covenants and restrictions affecting the Building Project, now in force, or that may hereafter be in force, pertaining to Tenant or its use of the Premises, and shall faithfully observe, in the use of the Premises, all municipal and county ordinances and state and federal laws now in force or that may hereafter be in force, that shall impose any duty on Tenant concerning the Premises or the use or occupancy of the Premises. At Landlord’s option, any required compliance, installation, and maintenance may be performed by Landlord, at Tenant’s expense, to be paid by Tenant promptly when billed by Landlord.

          21.2 Insurance Requirements. Tenant shall comply with all requirements of the Board of Fire Underwriters of the State where the Premises are located or any other similar body affecting the Premises and shall not use the Premises in a manner that shall increase the rate of fire insurance or other insurance of Landlord over that in effect during the year before the Commencement Date. If the use of the Premises by Tenant increases any insurance rate concerning the Building Project, Tenant shall reimburse Landlord for the additional costs.

          21.3 Alterations Required by ADA. If, as a result of Tenant’s use of the Premises or the making of any Alterations by Tenant, any additions, alterations, or improvements shall be required to be made to any part of the Premises or the Building Project to comply with any requirements of the ADA, Tenant shall be solely responsible for the costs incurred to effect such compliance. If the work required is within the Premises, Tenant shall perform such work, subject to the provisions of Article 8. If the work required is outside the Premises, Landlord shall perform such work and Tenant shall reimburse Landlord within ten (10) days of receipt of Landlord’s invoice.

22. SIGNS: Tenant will not place or permit to be placed or maintained on any portion of the Building Project, including on any exterior door, wall, or window of the Premises, or within the interior of the Premises, if visible from the exterior of the Premises, any signage or advertising matter of any kind, without first obtaining Landlord’s written approval and consent, which may be arbitrarily withheld. Notwithstanding the foregoing. Tenant shall be permitted to place a Building Standard sign bearing its name on or adjacent to the entrance door to the Premises and will be furnished a single listing of its name in the Building’s Directory, all in accordance with the criteria adopted from time to time by Landlord for the Building Project. Any changes or additional listings in the Directory shall be furnished (subject to availability of space) for a Building standard charge.

23. BROKER: Landlord and Tenant represent and warrant that they neither consulted nor negotiated with any broker or finder regarding the Premises, except the Landlord’s Broker and the Tenant’s Broker (if any). Landlord and Tenant agree to indemnify, defend, and save the other harmless from and against any claims for fees or commissions from anyone other than the Landlord’s Broker or the Tenant’s Broker with whom they have dealt in connection with the Premises or this Lease including attorneys’ fees actually incurred at hourly rates without reference to statute in defending any claim. Landlord shall indemnify and hold Tenant harmless against payment of any leasing commission due the Landlord’s Broker or the Tenant’s Broker in connection with this Lease. If the laws of the state in which the Building Project is located provide the Tenant’s Broker the right to file a lien against the Building Project or any portion thereof to protect its rights, Tenant shall be obligated to obtain a lien waiver from Tenant’s Broker as a condition to Landlord paying Tenant’s Broker.

24. QUIET ENJOYMENT: Landlord covenants and agrees that, on Tenant’s paying Rent and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises for the Lease Term without material hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and all existing or future ground leases, underlying leases, mortgages, or deeds of trust encumbering the Building Project. Notwithstanding the foregoing, Landlord may temporarily close the Building Project and preclude access to the Premises in the event of repairs, casualty, governmental requirements, emergency or natural disaster.

25. END OF TERM:

          25.1 Surrender Obligations. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom clean, except for reasonable wear and tear and damage by fire or other casualty covered by the property insurance carried or required to be carried by Landlord under this Lease. Unless Landlord shall have consented in writing to Tenant’s holding over, Tenant shall be liable to Landlord for all damages, including any consequential damages, that Landlord may suffer by reason of any holding over by Tenant, including any claims made by any succeeding tenant founded on any delay. Tenant shall also be obligated to pay Landlord, throughout any holdover period, on a monthly basis for all or any portion of a month that Tenant remains in possession, 200% of the monthly Rent in effect as of the expiration of the Lease Term. Any holdover by Tenant hereunder shall be a tenancy-at-will, and shall be terminable at will by Landlord.

          25.2 Landlord’s Property. The term “Landlord’s Property” shall mean all fixtures, equipment, improvements, appurtenances, and carpeting, attached to or built into the Premises at the Commencement Date or during the Lease Term, whether or not by or at the expense of Tenant, and any personal property in the Premises on the Commencement Date, unless the personal property was paid for by Tenant. All Alterations, whether temporary or permanent in character, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant in or on the Premises shall be deemed Landlord’s Property. All of Landlord’s Property shall be and remain a part of the Premises at the expiration or sooner termination of the Lease Term (without compensation to Tenant) and shall not be removed or replaced by Tenant without the prior written consent of Landlord.

          25.3 Tenant’s Property. The term “Tenant’s Property” shall mean all moveable machinery and equipment, including moveable communications equipment and moveable office equipment, that are installed in the Premises by or for the account of Tenant without expense to Landlord and that can be removed without damage to the Premises or the Building Project, and all moveable furniture, furnishings, and other articles of moveable personal property owned by Tenant and located in the Premises. Tenant’s Property may be removed by Tenant at any time during the Lease Term; provided, however, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building Project resulting from the initial installation or removal, or both, of Tenant’s Property. Landlord hereby agrees to waive the benefit of any statutory landlord’s lien on Tenant’s Property and acknowledges that this Lease does not grant to Landlord a contractual landlord’s lien on Tenant’s Property.

          25.4 Removal and Restoration Obligations. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except those items that Landlord shall have expressly permitted remain, which items shall become the property of landlord) and all Alterations that Landlord designates by notice to Tenant. Tenant shall also repair any damage to the Premises and the Building Project caused by the removal. Any items of Tenant’s Property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and may be disposed of by Landlord, without accountability to Tenant or any other party, at Tenant’s expense.

26. COLLECTION COSTS: Upon the occurrence of any Monetary Default or Nonmonetary Default, Landlord shall be entitled to be reimbursed by Tenant for all costs and expenses, including reasonable attorneys’ fees actually incurred at hourly rates without reference to statute and court costs, incurred by Landlord to regain possession of the Premises, to enforce Tenant’s obligations under this Lease or to collect past due Rent or other damages arising out of such Monetary Default or Nonmonetary Default.

27. NOTICES: Any bill, notice, or demand from Landlord to Tenant may be delivered personally at the Premises or sent by certified mail, telecopier, or overnight delivery service to Tenant’s Notice Address. Any such communication shall be deemed to have been given at the time sent. Any notice from Tenant to Landlord must be sent by registered or certified mail to the Landlord’s Notice Address. If any communication is returned to the addressor because it is refused, unclaimed, or the addressee has moved, or is otherwise not delivered or deliverable through no fault of the addressor, effective notice shall still be deemed to have been given.

28. SUCCESSORS AND ASSIGNS; PERSONS BOUND: This Lease shall bind and inure to the benefit of the heirs, personal representatives, administrators, and, except as otherwise provided, the successors or assigns of the parties to this Lease.

29. JURY WAIVER; COUNTERCLAIMS: LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

30. TIME IS OF THE ESSENCE: Time is of the essence as to all of the obligations of Tenant under this Lease.

31. IMPOSSIBILITY OF PERFORMANCE: For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, warlike operations, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed (not including the insolvency or financial condition of that party or the increased cost of obtaining labor and materials). Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason (other than the payment of Rent or any other monetary obligations) of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.

32. RELOCATION OF TENANT: Landlord may move Tenant from the Premises to a reasonably equivalent space comparable in size and layout within the Building Project at any time upon not less than thirty days’ notice to Tenant. Landlord shall pay the reasonable costs of moving Tenant’s Property to the new space. Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of the relocation, the “Premises” shall refer to the relocation space into which Tenant has been moved, rather than the original Premises as defined in this Lease.

33. PARKING: As long as Tenant is entitled to the possession of the Premises, Tenant shall be entitled to use the number of parking spaces in the Parking Areas that corresponds to the Parking Ratio, rounded down to the nearest whole number. Tenant shall not have the right to lease or otherwise use more than the number of parking spaces set forth above. The parking spaces may only be used by principals, employees, and guests of Tenant. Except for particular spaces and areas designated from time to time by Landlord for visitor and/or reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first come, first served basis. Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas as long as the number of spaces remaining is in compliance with all applicable governmental requirements; (b) to reserve spaces for the exclusive use of specific tenants, visitors or other parties; and (c) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent.

34. GENERAL PROVISIONS:

          34.1 Construction of Language: The word “including” when used in this Lease shall be deemed to mean “including, but not limited to”. This Lease has been negotiated “at arm’s length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel. Therefore, this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Lease.

          34.2 Severability: If any provision of this Lease or the application of a provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall remain in full force and effect and the invalid or unenforceable provision shall be reformed, if possible, so as to accomplish most closely the intent of the parties consistent with applicable law.

          34.3 Integration: This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses their understanding.

          34.4 Amendment: This Lease may not be amended, modified, altered, or changed in any respect, except by further agreement in writing duly executed on behalf of Landlord and Tenant.

          34.5 Exhibits and Riders: All exhibits and riders attached to this Lease shall, by this reference, be incorporated into this Lease.

          34.6 Fax Transmissions: This Lease may be transmitted between the parties by facsimile machine. Landlord and Tenant intend that faxed signatures constitute original signatures and that a faxed Lease containing the signatures (original or faxed) of Landlord and Tenant is binding on Landlord and Tenant.

          34.7 Counterparts: This Lease may be executed by the parties signing different counterparts of this Lease, which counterparts together shall constitute the agreement of the parties.

          34.8 Survival.: Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

          34.9 Governing Law.: This Lease shall be construed according to and governed by the internal laws (without regard to any conflict of laws rule or principle that would give effect to the laws of another jurisdiction) of the state in which the Premises are situated.

          IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

LANDLORD:

SEQUOIA INVESTMENTS XIV, LLC, an Alaska limited liability company

By: Security National Master Manager, LLC, its Manager

By:

Print Name: S. Blake Mendheim
Title: Authorized Agent

Date Executed: 2-27-08

TENANT:

WILLING HOLDING, INC.,
A Florida corporation

By:

Name: Gideon Taylor
Title: CEO

[CORPORATE SEAL]

Date Executed: 20 Feb 08

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

Being Parcel 8, Tract 3, “Second Resubdivision of Parcels 7 and 8, Tract 3, Koger Executive Center”, as recorded in the Office of the Register of Deeds of Guilford County, North Carolina, in Book 69, page 41, and being more particularly described as follows:

Beginning at the most westerly corner of said Parcel 8, said point being on the easterly right-of-way line of Centerview Drive (150’ R/W) as shown on said plat; thence along the easterly right-of-way line of Centerview Drive the following two (2) courses and distances: 1) with a curve to the right having a radius of 50.65 feet and a chord which bears North 25°47’50” East 44.72 feet, an arc distance of 46.33 feet; and 2) North 52°00’00” East 241.66 feet to the most northerly corner of said Parcel 8; thence South 63°56’10” East 132.41 feet to a point; thence South 47°08’00” East 172.00 feet to a point; thence South 43°16’10” West 20.00 feet to a point; thence South 47°08’00” East 115.50 feet to the most easterly corner of said Parcel 8; thence South 43°16’10” West 305.00 feet to the most southerly corner of said Parcel 8; thence North 45°48’00” West 316.65 feet to a point; thence North 06°20’25” West 45.28 feet to a point; thence North 67°13’00” West 91.95 feet to the Point of Beginning. Containing 132,004 square feet or 3.030 acres, more or less.

EXHIBIT “B”

SKETCH OF PREMISES

Meadowview Crossing

Hickory Building

Greensboro, North Carolina

LOBBY
HVAC

First Floor

Second Floor

Third Floor

Leasing and Management Office: 2211 West Meadowview Road, Greensboro, North Carolina 27407 (336) 294-6785

EXHIBIT “B-1”

SKETCH OF PREMISES

Meadowview Crossing

Hickory Building

Greensboro, North Carolina

HVAC
LOBBY

First Floor

#240
Office Space
LOBBY

Second Floor

LOBBY

Third Floor

Leasing and Management Office: 2211 West Meadowview Road, Greensboro, North Carolina 27407 (336) 294-6785

EXHIBIT “C”

RULES AND REGULATIONS

          1. The sidewalks and public portions of the Building Project shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress.

          2. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, which consent may be arbitrarily withheld by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building Project without the prior written consent of Landlord, which consent may be arbitrarily withheld.

          3. The plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them.

          4. No bicycles, motorcycles, motorized vehicles or animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Building Project.

          5. No cooking shall be done or permitted by Tenant on the Premises. Conventional coffee-makers, microwave ovens and vending machines may be installed exclusively for the use of Tenant, its employees and guests. Tenant shall not cause or permit any unusual or objectionable odors to be produced on or permeate from the Premises.

          6. Tenant shall not make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of the Building Project or neighboring premises or those having business with them.

          7. Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

          8. Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written-consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, on the termination of its tenancy, return to Landlord all keys to stores, offices, and toilet rooms.

          9. All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only in accordance with Landlord’s approved procedures and then only in and through approved areas, during approved hours. If any items will exceed the designed floor load capacity of the Premises, Tenant may not install such items unless Tenant installs structural reinforcement, at Tenant’s expense, as directed by Landlord.

          10. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building Project without the prior written consent of Landlord.

          11. Landlord reserves the right to exclude from the Building Project at all times other than Normal Business Hours all persons who do not present a pass to the Building Project on a form or card approved by Landlord.

          12. The Premises shall not be used for lodging or sleeping.

          13. Canvassing, soliciting, and peddling within the Building Project or in the Common Areas is prohibited.

          14. There shall not be used in any space, or in the public halls of the Building Project, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confined to the service areas and through the approved service entries.

          15. In order to obtain maximum effectiveness of the cooling system. Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

          16. Tenant, its employees, agents, contractors, and invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any packing spaces reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Building Project and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the safe and proper use of parking spaces that Landlord may prescribe. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. Upon request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors. Tenant acknowledges that reserved parking spaces, if any, shall only be reserved on Business Days during the hours of 8:00 a.m. to 5:00 p.m.

          17. Parking spaces may be used for the parking of passenger vehicles only. Overnight parking in the Parking Areas is prohibited. Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

          18. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and other similar items other than customary trash generated by general office use.

          19. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring within the Premises or Building Project, regardless of how or when the loss occurs.

          20. Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building Project without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent.

          21. Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building Project, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord. Tenant shall not furnish any cooling or heating to the Premises, including the use of any electronic or gas heating devices, without Landlord’s prior written consent.

          22. The Building Project is deemed to be a “no smoking” area and smoking is prohibited throughout all interior portions of the Building Project. In the exterior Common Areas, individuals may smoke only in designated areas and will place all cigarette butts in designated receptacles.

          23. Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 square feet of rentable area.

          24. Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants. Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents).

          25. Tenant shall comply with any recycling programs for the Building Project implemented by Landlord from time to time.

          26. Landlord has the right during periods of civil unrest to close and lock the Building exterior doors for the safety of the Building and occupants. This decision will be solely the option of Landlord, and Landlord shall not be liable for any omission or commission in implementing this procedure.

          27. Tenant shall cooperate fully with the life-safety plans of the Building established and administered by Landlord, including participation by Tenant in exit drills, fire inspections, life-safety orientations.

          28. Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern. These Rules and Regulations may be reasonably modified by Landlord from time to lime. Landlord may waive any of the Rules and Regulations, in writing, but any such waiver shall apply only to the tenant and to the extent set forth in written waiver.

EXHIBIT “D”

TENANT IMPROVEMENTS

          Landlord agrees to perform the work described below, using Landlord’s Building standard finishes. Landlord shall use reasonable efforts to complete the Work by the Commencement Date set forth below. Landlord shall not perform any additional alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant. Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises “as is,” “where is,” and without any warranty, express or implied, or representation as to fitness or suitability, prior to or upon the “Commencement Date.”

          If and for as long as Tenant is not in default under this Lease beyond any applicable grace period, the costs associated with the work described below (“Work Cost”) shall be borne by Landlord. In the event of such a default under this Lease which is not cured by Tenant within the applicable grace period, Tenant shall pay to Landlord the Work Cost within five (5) days of receipt of a notice from Landlord as to the amount.

          The “Commencement Date” shall mean April 1, 2008.

          If the Commencement Date is delayed or Landlord is unable to deliver possession of the Premises on the Commencement Date by reason of the holding over of any prior tenant, delay caused by any alteration or construction work, or for any other reason not attributable to fault on the part of Tenant, Tenant shall not be required to commence payment of any form of Base Rent or Operating Costs due under this Lease until the Commencement Date has occurred, but the Lease Term shall not be extended due to such delay.

          The work to be performed by Landlord is as follows:

Landlord, at its sole cost and expense and using building-standard materials and finishes, agrees to:

•	Paint the Premises

•	Install new carpet

•	Install hall door in Offer Space

EXHIBIT “E”

(CONFIRMATION OF COMMENCEMENT DATE

February 19, 2008

Re: Lease Agreement (the “Lease”) dated ___________________, 200 __, between Sequoia Investments XIV, LLC, an Alaska limited liability company (“Landlord”), and ___________________, a ______________ (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is _________, 200___.

3. Expiration Date. The Term is scheduled to expire on _________, 200___.

4. Contact Person. Tenant’s contact person in the Premises is:

Attention:

Telephone:

Telecopy:

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,	Agreed and accepted:
[TENANT’S SIGNATURE BLOCK],

Sequoia Investments XIV, LLC
by Security National Master Manager, LLC, its Manager

An Alaska limited liability company	a

By:	By:

Name: S. Blake Mendheim	Name:

Title: Authorized Agent	Title:

EXHIBIT

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.